united states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2020

Hyliion Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38823	82-2538002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1202 BMC Drive, Suite 100 Cedar Park, TX	78613
(Address of principal executive offices)	(Zip Code)

(833) 495-4466

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYLN	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	HYLN WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 23, 2020, Hyliion Holdings Corp. (the “Company”) entered into an employment agreement with Greg Van de Vere, its Chief Financial Officer, which provides for an initial one-year term, and automatically renews for successive 12-month terms thereafter unless at least ninety 90 days prior to the expiration of any 12-month term either party notifies the other of non-renewal. Pursuant to the agreement, Mr. Van de Vere will receive an annual base salary of $400,000 and is eligible for discretionary cash bonuses, at the discretion of the Company’s board of directors (the “Board”).

In addition, pursuant to the terms of his employment agreement, and subject to the approval of the compensation committee of the Board (the “Compensation Committee”), Mr. Van de Vere will be granted (on a one-time basis) (i) a time-based restricted stock unit (“RSU”) award covering 100,000 shares of the Company’s common stock, which will vest over a four-year period, with 25% vesting on October 1, 2021, and the remainder vesting in 12 equal quarterly installments thereafter, subject to Mr. Van de Vere’s continuous service through each applicable vesting date, and (ii) a performance-based RSU award covering 500,000 shares of the Company’s common stock, which will vest over the period from October 23, 2020 through December 31, 2025 based upon the achievement of pre-defined performance criteria determined by the Compensation Committee, subject to Mr. Van de Vere’s continuous service to through each applicable vesting date.

Under Mr. Van de Vere’s employment agreement, if Mr. Van de Vere’s employment is terminated (i) due to non-renewal of the term of his employment agreement, (ii) by the Company without “cause”, or (iii) by Mr. Van de Vere for “good reason” (such terms are defined therein), then, subject to execution of claims release and compliance with the confidentiality, non-competition, non-solicitation, and intellectual property provisions set forth in his employment agreement, he will receive the following severance benefits: (a) 12 months current annual base salary; (b) accelerated vesting and, if applicable, exercisability of the then-unvested portion of each of his outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have vested had he remained employed for an additional 12 months following termination; (c) each of his then-outstanding and unexercised stock options (to the extent vested) will remain exercisable for up to 36 months following the termination date; and (d) up to 12 months of reimbursement for COBRA coverage.

In addition, Mr. Van de Vere’s employment agreement provides that if Mr. Van de Vere’s employment with us is terminated due to his death or “disability” (as defined therein), all of his then-outstanding and unvested equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) will immediately vest in full and, if applicable, become fully exercisable.

Mr. Van de Vere’s employment agreement also provides that in the event of a change in control (as defined in the Company’s 2020 Equity Incentive Plan), and provided Mr. Van de Vere remains in continuous service through immediately prior to such change in control, the performance-based RSU award provided therein will vest immediately prior to such change in control based upon the actual achievement of the applicable performance vesting criteria to which such award is subject, whereas if the time-based RSU provided therein is not assumed, substituted for, or continued by the successor corporation (or a parent or subsidiary thereof), such award will fully vest and settle immediately prior to consummation of such change in control, subject to Mr. Van de Vere’s continued service through immediately prior to such change in control.

For clarity, on October 16, 2020, all of Mr. Van de Vere’s unvested Company options that were granted to him prior to October 1, 2020 fully accelerated vesting and exercisability in accordance with the terms of his prior employment agreement with Hyliion Inc.

The foregoing description of Mr. Van de Vere’ employment agreement is qualified in its entirety by the full text thereof the employment agreement , a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement, dated October 23, 2020, by and between the Company and Greg Van de Vere (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on October 23, 2020).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYLIION HOLDINGS CORP.

	By:	/s/ Thomas Healy
Date: October 29, 2020		Thomas Healy
Chief Executive Officer

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